
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             Year Ended December 31
                                        --------------------------------
                                          1997        1996        1995
------------------------------------------------------------------------
INTEREST INCOME:
     Loans, including fees...........   $217,432    $183,724    $150,497
     Securities:
       Taxable.......................     95,146      99,237      98,521
       Tax-exempt....................        298         325         341
                                        --------------------------------
          Total securities...........     95,444      99,562      98,862
Time deposits........................                      1           2
Federal funds sold and securities
  purchased under resale agreements..     11,839       7,226       6,732
                                        --------------------------------
             TOTAL INTEREST INCOME...    324,715     290,513     256,093
INTEREST EXPENSE:
     Deposits........................    113,114     103,475      89,809
     Federal funds purchased and
       securities sold under
       repurchase agreements.........      5,411       6,937      13,296
     Guaranteed preferred beneficial
       interests in the Corporation's
       subordinated debentures.......      7,652
     Other borrowings................      1,294       1,019         733
                                        --------------------------------
             TOTAL INTEREST
               EXPENSE...............    127,471     111,431     103,838
                                        --------------------------------
             NET INTEREST INCOME.....    197,244     179,082     152,255
Provision for possible loan losses...      7,900       7,300       6,272
                                        --------------------------------
             NET INTEREST INCOME
               AFTER PROVISION FOR
               POSSIBLE LOAN
               LOSSES................    189,344     171,782     145,983
NON-INTEREST INCOME:
     Trust fees......................     39,971      34,031      31,762
     Service charges on deposit
       accounts......................     43,727      38,294      30,382
     Other service charges,
       collection and exchange
       charges, commissions and
       fees..........................     10,148       8,764      11,055
     Net gain (loss) on securities
       transactions..................        494        (980)     (1,396)
     Other...........................     14,992      14,426      15,940
                                        --------------------------------
             TOTAL NON-INTEREST
               INCOME................    109,332      94,535      87,743
NON-INTEREST EXPENSE:
     Salaries and wages..............     81,816      71,788      58,177
     Pension and other employee
       benefits......................     16,849      15,351      10,905
     Net occupancy of banking
       premises......................     19,496      18,782      17,992
     Furniture and equipment.........     12,463      11,789      11,259
     Intangible amortization.........     11,920      11,306       8,124
     Other...........................     57,412      51,564      55,992
                                        --------------------------------
             TOTAL NON-INTEREST
               EXPENSE...............    199,956     180,580     162,449
                                        --------------------------------
             INCOME BEFORE INCOME
               TAXES.................     98,720      85,737      71,277
Income taxes.........................     35,235      30,759      24,998
                                        --------------------------------
             NET INCOME..............   $ 63,485    $ 54,978    $ 46,279
                                        --------------------------------
Net income per share:
     Basic...........................   $   2.84    $   2.45    $   2.07
     Diluted.........................       2.75        2.40        2.04
Dividends per share..................        .96         .81         .57


See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              December 31
                                       --------------------------
                                           1997          1996
-----------------------------------------------------------------
ASSETS
Cash and due from banks..............  $    604,227  $    872,028
Securities held to maturity (market
  value: 1997 -- $153,337;
  1996 -- $181,029)..................       148,759       177,139
Securities available for sale........     1,342,759     1,299,285
Federal funds sold...................       190,000        52,850
Loans, net of unearned discount of
  $2,318 in 1997 and $1,154 in
  1996...............................     2,643,522     2,253,468
  Less:  Allowance for possible loan
     losses..........................       (41,846)      (37,626)
                                       --------------------------
     Net loans.......................     2,601,676     2,215,842
Banking premises and equipment.......       109,654       101,625
Accrued interest and other assets....       233,513       169,615
                                       --------------------------
       TOTAL ASSETS..................  $  5,230,588  $  4,888,384
                                       --------------------------
LIABILITIES
Demand deposits:
  Commercial and individual..........  $  1,101,862  $    941,991
  Correspondent banks................       185,228       337,996
  Public funds.......................        51,733        51,228
                                       --------------------------
       Total demand deposits.........     1,338,823     1,331,215
Time deposits:
  Savings and Interest-on-Checking...       766,416       726,700
  Money market deposit accounts......       996,110       876,382
  Time accounts......................     1,102,184     1,026,547
  Public funds.......................       280,378       281,750
                                       --------------------------
       Total time deposits...........     3,145,088     2,911,379
                                       --------------------------
       Total deposits................     4,483,911     4,242,594
Federal funds purchased and
  securities sold under repurchase
  agreements.........................       132,112       174,107
Accrued interest and other
  liabilities........................       107,757        92,740
Guaranteed preferred beneficial
  interest in the Corporation's
  junior subordinated deferrable
  interest debentures, net...........        98,403
                                       --------------------------
       TOTAL LIABILITIES.............     4,822,183     4,509,441
SHAREHOLDERS' EQUITY
Common stock, par value $5 per
  share..............................       112,710       112,410
       Shares authorized:
      1997 -- 60,000,000;
      1996 -- 30,000,000
       Shares issued:
      1997 -- 22,541,991;
      1996 -- 22,482,113
Surplus..............................        65,931        63,480
Retained earnings....................       233,412       195,451
Unrealized gain on securities
available for sale, net of tax.......         8,668         7,602
Treasury stock at cost (276,721
shares)..............................       (12,316)
                                       --------------------------
       TOTAL SHAREHOLDERS' EQUITY....       408,405       378,943
                                       --------------------------
       TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY.........  $  5,230,588  $  4,888,384
                                       --------------------------



See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                              Year Ended December 31
                                       -------------------------------------
                                          1997          1996         1995
----------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income...........................  $    63,485    $  54,978    $  46,279
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Provision for possible loan
       losses........................        7,900        7,300        6,272
     Provision for real estate
       losses........................           43                       610
     Credit for deferred taxes.......       (6,382)      (3,952)      (1,150)
     Accretion of discounts on
       loans.........................       (1,148)        (970)      (1,870)
     Accretion of securities'
       discounts.....................      (11,769)     (15,568)     (17,031)
     Amortization of securities'
       premiums......................        3,429        2,827        2,248
     Net realized (gain) loss on
       securities transactions.......         (494)         980        1,396
     Net gain on sale of assets......         (348)      (1,292)      (5,297)
     Depreciation and amortization...       23,378       22,440       18,825
     Increase in accrued interest
       receivable....................       (6,356)      (2,850)      (3,092)
     Increase in accrued interest
       payable.......................        4,417          876        2,763
     Net change in other assets and
       liabilities...................      (32,321)         (78)      35,936
                                       -------------------------------------
     NET CASH PROVIDED BY OPERATING
       ACTIVITIES                           43,834       64,691       85,889
INVESTING ACTIVITIES
Proceeds from maturities of
  securities held to maturity........       29,078       33,339      106,424
Purchases of securities held to
  maturity...........................         (920)                     (833)
Proceeds from sales of securities
  available for sale.................      423,942      215,983      147,468
Proceeds from maturities of
  securities available for sale......      864,269      545,960      677,915
Purchases of securities available for
  sale...............................   (1,276,661)    (648,729)    (806,723)
Net increase in loan portfolio.......     (291,497)    (232,375)    (208,107)
Proceeds from sales of equipment.....           48           75           31
Purchases of premises and
  equipment..........................      (14,981)     (12,169)      (6,352)
Proceeds from sales of repossessed
  properties.........................        1,195          788        1,719
Net cash and cash equivalents
  received from bank acquisitions....       14,277       19,198        8,734
                                       -------------------------------------
     NET CASH USED BY INVESTING
       ACTIVITIES....................     (251,250)     (77,930)     (79,724)
FINANCING ACTIVITIES
Net increase in demand deposits, IOC
  accounts, and savings accounts.....       60,262      441,273      305,696
Net (decrease)/increase in
  certificates of deposit............       (2,567)    (182,067)      68,329
Net (decrease)/increase in Federal
  funds purchased and securities sold
  under repurchase agreements........      (41,995)      62,712     (267,565)
Net proceeds from issuance of
  guaranteed preferred beneficial
  interest in the Corporation's
  subordinated debentures............       98,353
Proceeds from employee stock purchase
  plan and options...................        1,989          325          691
Purchase of treasury stock...........      (17,814)
Dividends paid.......................      (21,463)     (18,073)     (12,723)
                                       -------------------------------------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES....................       76,765      304,170       94,428
                                       -------------------------------------
     INCREASE (DECREASE) IN CASH AND
       CASH EQUIVALENTS..............     (130,651)     290,931      100,593
Cash and cash equivalents at
  beginning of year..................      924,878      633,947      533,354
                                       -------------------------------------
     CASH AND CASH EQUIVALENTS AT END
       OF YEAR.......................  $   794,227    $ 924,878    $ 633,947
                                       -------------------------------------

See notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
                                                                                           Unrealized
                                                                                         Gain (Loss) on
                                                                                           Securities
                                                               Common            Retained   Available  Treasury
                                                                Stock   Surplus  Earnings   for Sale    Stock    Total
=======================================================================================================================
Balance at January 1,1995.................................... $ 55,615 $116,362  $126,038  $(2,578)            $295,437
 Net Income for 1995.........................................                      46,279                        46,279
 Proceeds from employee stock purchase plan and options......      250      475       (34)                          691
 Tax benefit related to exercise of stock options............               503                                     503
 Issuance of restricted stock................................      132    1,078                                   1,210
 Restricted stock plan deferred compensation, net.. .........                        (997)                         (997)
 Adjustment to unrealized gain on securities available
   for sale, net of tax......................................                               11,064               11,064
 Cash dividend...............................................                     (12,723)                      (12,723)
                                                              ---------------------------------------------------------
Balance at December 31, 1995                                    55,997  118,418   158,563    8,486              341,464
 Net Income for 1996.........................................                      54,978                        54,978
 Proceeds from employee stock purchase plan and options......      300      434      (409)                          325
 Tax benefit related to exercise of stock options............               661                                     661
 Issuance of restricted stock................................       15       65                                      80
 Restricted stock plan deferred compensation, net............                         392                           392
 Adjustment to unrealized gain on securities available
   for sale, net of tax......................................                                 (884)                (884)
 Cash dividend...............................................                     (18,073)                      (18,073)
 Two-for-one stock split.....................................   56,098  (56,098)
                                                              ---------------------------------------------------------
Balance at December 31, 1996.................................  112,410   63,480   195,451    7,602              378,943
 Net Income for 1997.........................................                      63,485                        63,485
 Proceeds from employee stock purchase plan and options......      300      437    (1,949)          $  3,201      1,989
 Tax benefit related to exercise of stock options............             1,492                                   1,492
 Purchase of treasury stock..................................                                        (17,814)   (17,814)
 Issuance of restricted stock................................               522                        2,297      2,819
 Restricted stock plan deferred compensation, net............                      (2,112)                       (2,112)
 Adjustment to unrealized gain on securities available
   for sale, net of tax......................................                               1,066                1,066
 Cash dividend...............................................                    (21,463)                      (21,463)
                                                              ---------------------------------------------------------
Balance at December 31, 1997................................. $112,710  $65,931  $233,412  $ 8,668  $(12,316)  $408,405
                                                              =========================================================


See notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

     Cullen/Frost Bankers, Inc., ("Cullen/Frost" or "the Corporation") through its wholly-owned subsidiary banks provides a broad array of products and services throughout central and south Texas. In addition to general commercial banking, other products and services offered include trust and investment management, mortgage banking, leasing, asset-based lending, treasury management and item processing.

     The accounting and reporting policies followed by Cullen/Frost are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant accounting and reporting policies are summarized below.

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Cullen/Frost and its wholly-owned subsidiaries. Condensed parent company financial statements reflect investments in subsidiaries using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to make prior years comparable.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     SECURITIES -- Securities are classified as held to maturity and carried at amortized cost when the Corporation has the intent and ability to hold the securities until maturity. Securities to be held for indefinite periods of time are classified as available for sale and stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The adjusted carrying value of the specific security sold is used to compute gain or loss on the sale of securities. Declines in value other than temporary declines are adjusted against the security with a charge to operations.

     LOANS -- Interest on loans is accrued and accreted to operations based on the principal amount outstanding. Interest on certain consumer loans is recognized over their respective terms using a method which approximates the interest method. Generally, loans are placed on a non-accrual status if principal or interest payments become 90 days past due and/or management deems the collectability of the principal and/or interest to be in question. Once interest accruals are discontinued, uncollected but accrued interest is charged to current year operations. Loans which are determined to be uncollectible are charged to the allowance for possible loan losses. The collectability of loans is continually reviewed by management.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES -- The allowance for possible loan losses is established through a provision for possible loan losses charged to current operations. The amount maintained in the allowance reflects management's continuing assessment of the potential losses inherent in the portfolio based on evaluations of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, and anticipated economic, political and regulatory conditions. On January 1, 1995, the Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS
No. 118, "Accounting by Creditors for Impairment of a Loan -- Income
Recognition and Disclosure." The allowance for possible loan losses related to loans that are impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Income on impaired loans is recognized in accordance with SFAS No. 118 which is based on the collectability of the principal amount.

     FORECLOSED ASSETS -- Foreclosed assets consist of property which has been formally repossessed. Collateral obtained through foreclosure is recorded at the lower of fair value less estimated selling costs or the underlying loan amounts. Write-downs are provided for subsequent declines in value. A loan is classified as in-substance foreclosure when the Corporation has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

     BANKING PREMISES AND EQUIPMENT -- Banking premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are generally computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are generally amortized over the lesser of the term of the respective leases or the estimated useful lives of the improvements.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted basis. If impairment is indicated the present value of expected future cash flows from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. The adoption did not have a material impact on financial position or results of operations.

     INTANGIBLE ASSETS -- The excess of cost over fair value of net assets of businesses acquired (goodwill) is amortized on a straight-line and accelerated basis (as appropriate) over periods generally not exceeding twenty-five years. Core deposit and other intangibles are amortized on an accelerated basis over their estimated remaining lives. Intangible assets are included in other assets. All such intangible assets are periodically evaluated as to the recoverability of their carrying value.

     FEDERAL INCOME TAXES -- Cullen/Frost files a consolidated federal income tax return which includes the taxable income of all of its principal subsidiaries. Applicable federal income taxes of the individual subsidiaries are generally determined on a separate return basis. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting bases and the tax bases of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     STOCK OPTION PLANS -- On January 1, 1996 the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." The Statement allows the continued use of Accounting Principles Board. Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25) and related Interpretations. The Corporation continues to account for its stock option plans in accordance with APB No. 25. Under APB No. 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. SFAS No. 123 also allows for the fair value method of accounting for employees stock options. The continued use of APB No. 25 requires pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

     STOCK SPLIT -- The number of shares outstanding, related earnings per share amounts and dividends have been restated to retroactively give effect for the two-for-one stock split declared and distributed by the Corporation during the second quarter of 1996.

     FINANCIAL DERIVATIVES -- Derivatives are used to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used for these purposes are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings.

     Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives currently used for hedging purposes include swaps and purchased floors. These swap transactions allow management to structure the interest rate sensitivity of the asset side of the Corporation's balance sheet to more closely match its view of the interest rate sensitivity of the Corporation's funding sources. The fair value of derivative contracts are carried off-balance sheet and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. Upon contract settlement or early termination, the cumulative change in the market value of such derivatives is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in net interest income over the expected remaining life of the related asset or liability. In instances where the underlying instrument is repaid, the cumulative change in the value of the associated derivative is recognized immediately in earnings.

     ACCOUNTING CHANGES -- The following is a brief discussion of the SFAS pronouncements issued by the FASB in 1996 and 1997 which apply to the Corporation.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 were adopted by the Corporation prospectively as of January 1, 1997 except for those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which were delayed for one year by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement
No. 125, an amendment of FASB Statement No. 125" and adopted prospectively as of January 1, 1998. The adoption of these statements did not and is not expected to have a material impact on financial position or results of operations.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." The statement replaces primary and fully-diluted earnings per share with basic and diluted earnings per share in an effort to simplify the computation of these measures and align them more closely with the methodology used internationally. The statement requires dual presentation of basic and diluted earnings per share on the face of the income statement and a reconciliation of the numerator and denominator used in the basic and diluted earnings per share computations. Basic earnings per share excludes dilution and is computed by dividing income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is similar to the previously reported fully diluted earnings per share which includes potential dilution and is computed by dividing income by the weighted-average number of common and common equivalent shares outstanding during the period. The computations for the dilutive effect of common stock options are based upon the average market price of common stock during the reported period. Earnings per share amounts for all periods presented have been restated.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The statement provides that all items that are required to be recognized under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. The provisions of SFAS No. 130 are effective for fiscal years beginning after December 15, 1997. The adoption of this statement will have no impact on financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes standards for the method that public entities use to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas and major customers. The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption; however, comparative prior year information is required. The Corporation is currently evaluating the impact of this statement on the disclosures included in its annual and interim period financial statements.

NOTE B -- ACQUISITIONS

     The transactions listed below have been accounted for as purchase transactions with the total cash consideration funded through internal sources. The purchase price has been allocated to the underlying assets and liabilities based on estimated fair value at the date of acquisition. Results of operations are included from the date of acquisition.

1997 ACQUISITION
CORPUS CHRISTI BANCSHARES, INC. -- CORPUS CHRISTI

     On March 7, 1997, the Corporation paid approximately $32.2 million to acquire Corpus Christi Bancshares, Inc., including its subsidiary Citizens State Bank, in Corpus Christi, Texas. Goodwill associated with the transaction amounted to approximately $13.8 million and will be amortized on a straight-line basis over a 15-year life. Approximately $7.1 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $108 million and deposits of approximately $184 million. Cullen/Frost's results of operations would not have been materially impacted if the Corpus Christi Bancshares acquisition had occurred at the beginning of 1997 or 1996.

1996 ACQUISITIONS
S.B.T. BANCSHARES, INC. -- SAN MARCOS

     On January 5, 1996, the Corporation paid approximately $17.7 million to acquire S.B.T. Bancshares, Inc., including its subsidiary, State Bank and Trust Company in San Marcos, Texas. Goodwill associated with the transaction amounted to approximately $6.5 million and will be amortized on a straight-line basis over a 15-year life. Approximately $4.5 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $51 million and deposits of approximately $112 million. Cullen/Frost's results of operations would not have been materially impacted if the S.B.T. Bancshares acquisition had occurred at the beginning of 1995.

PARK NATIONAL BANK -- HOUSTON

     On February 15, 1996, the Corporation paid approximately $33.5 million to acquire Park National Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $8.4 million and will be amortized on a straight-line basis over a 15-year life. Approximately $7.6 million of other intangibles associated with the acquisition will be amortized over their estimated lives ranging from five to ten years on an accelerated method. The Corporation acquired loans of approximately $157 million and deposits of approximately $225 million. Cullen/Frost's results of operations would not have been materially impacted if the Park National Bank acquisition had occurred at the beginning of 1996 or 1995.

1995 ACQUISITIONS
VALLEY BANCSHARES, INC. -- MCALLEN

     On April 4, 1995, the Corporation paid approximately $9.2 million to acquire Valley Bancshares, Inc., including its subsidiary, Valley National Bank in McAllen, Texas. Goodwill associated with the transaction amounted to approximately $1.7 million and is being amortized on a straight-line basis over a 15-year life. Approximately $3.3 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to ten years on an accelerated method. The Corporation acquired loans of approximately $28 million and deposits of approximately $49 million. Cullen/Frost's results of operations would not have been materially impacted if the Valley Bancshares acquisition had occurred at the beginning of 1995.

NATIONAL COMMERCE BANK -- HOUSTON

     On May 19, 1995, the Corporation paid approximately $24.2 million to acquire National Commerce Bank in Houston, Texas. Goodwill associated with the transaction amounted to approximately $10.5 million and is being amortized on a straight-line basis over a 15-year life. Approximately $5.1 million of other intangibles associated with the acquisition are being amortized over their estimated lives ranging from six to eleven years on an accelerated method. The Corporation acquired loans of approximately $95 million and deposits of approximately $101 million. Cullen/Frost's results of operations would not have been materially impacted if the National Commerce acquisition had occurred at the beginning of 1995.

COMERICA BANK BRANCHES -- SAN ANTONIO

     On July 21, 1995, the Corporation acquired the two San Antonio branches of Comerica Bank Texas. The Corporation acquired loans of approximately $2 million and deposits of approximately $34 million.

NOTE C -- CASH AND DUE FROM BANKS

     Cullen/Frost subsidiary banks are required to maintain cash or non-interest bearing reserves with the Federal Reserve Bank which are equal to specified percentages of deposits. The average amounts of reserve and contractual balances were $65,121,000 for 1997 and $73,813,000 for 1996.

NOTE D -- SECURITIES

     A summary of the amortized cost and estimated fair value of securities is presented below.


                                          December 31, 1997                                   December 31, 1996
                            ==============================================      ==============================================
                            Amortized   Unrealized  Unrealized   Estimated      Amortized   Unrealized  Unrealized   Estimated
(in thousands)                Cost         Gains       Losses   Fair Value        Cost         Gains       Losses   Fair Value
==============================================================================================================================
Securities Held to
 Maturity:
    U.S. Government
     agencies and
     corporations........... $  143,691   $ 4,244     $    18    $  147,917   $  171,845   $   3,642   $    64   $  175,423
    States and political
     subdivisions...........      5,043       352                     5,395        5,269         312                  5,581
    Other...................         25                                  25           25                                 25
                             ----------------------------------------------   ---------------------------------------------
         Total.............. $  148,759   $ 4,596     $    18    $  153,337   $  177,139   $   3,954   $    64   $  181,029
                             ==============================================   =============================================
Securities Available
 for Sale:
     U.S. Treasury.......... $  310,441   $    38     $   98     $  310,381   $  231,326   $     102   $    77   $  231,351
     U.S. Government
      agencies and
      corporations..........  1,011,603    16,097      2,701      1,024,999    1,049,722      16,058     4,387    1,061,393
     State and political
      subdivisions..........         50                                  50          180           3         4          179
     Other..................      7,329                               7,329        6,361           1                  6,362
                             ----------------------------------------------   ---------------------------------------------
           Total............ $1,329,423   $16,135     $2,799     $1,342,759   $1,287,589   $  16,164   $ 4,468   $1,299,285
                             ==============================================   =============================================


The amortized cost and estimated fair value of securities at December 31, 1997 are presented below by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                               December 31, 1997
                                            =============================================================
                                            Securities Held to Maturity   Securities Available for Sale
                                            -------------------------------------------------------------
                                               Amortized      Estimated       Amortized       Estimated
(in thousands)                                   Cost        Fair Value         Cost         Fair Value
=========================================================================================================
Due in one year or less.....................  $       55     $       55       $  310,491    $  310,431
Due after one year through five years.......         260            263               25            25
Due after five years through ten years......       1,958          1,994
Due after ten years.........................       2,795          3,107            7,304         7,304
                                              -------------------------       ------------------------
                                                   5,068          5,419          317,820       317,760
Mortgage-backed securities and
  collateralized mortgage obligations.......     143,691        147,918        1,011,603     1,024,999
                                              -------------------------       ------------------------
    Total...................................  $  148,759     $  153,337       $1,329,423    $1,342,759
                                              =========================       ========================

     On November 15, 1995, the FASB staff issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with provisions in this report, the Corporation took advantage of a one-time reassessment of the classification of all securities and reclassified securities with an amortized cost of $733,206,000 from the held to maturity category to the available for sale category. The unrealized loss on the securities at the time of the transfer was $2,351,000.

     Proceeds from sales of securities available for sale during 1997 were $423,942,000. During 1997, gross gains of $523,000 and gross losses of $29,000 were realized on those sales. Proceeds from sales of securities available for sale during 1996 were $215,983,000. During 1996, gross gains of $42,000 and gross losses of $1,022,000 were realized on those sales. Proceeds from sales of securities available for sale during 1995 were $147,468,000. During 1995, gross gains of $100,000 and gross losses of $1,496,000 were realized on those sales.

     The carrying value of securities pledged to secure public funds, trust deposits, securities sold under repurchase agreements and for other purposes as required or permitted by law amounted to $999,499,000 at December 31, 1997 and $752,039,000 at December 31, 1996.

NOTE E -- LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

     A summary of loans outstanding follows:

                                              December 31
                                       --------------------------
(in thousands)                             1997          1996
-----------------------------------------------------------------
Real estate:
     Construction....................  $    116,100  $     84,146
     Land............................        54,142        50,208
     Permanent mortgages:
          Commercial.................       254,716       225,845
          Residential................       461,635       422,985
     Other...........................       247,824       261,207
Commercial and industrial............       804,257       650,114
Consumer.............................       602,415       491,086
Financial institutions...............         3,767        12,749
Foreign..............................        72,911        45,562
Purchasing or carrying securities....           788         1,812
Other................................        27,285         8,908
Unearned discount....................        (2,318)       (1,154)

                                       --------------------------
       Total loans...................  $  2,643,522  $  2,253,468
                                       --------------------------

     In the normal course of business, in order to meet the financial needs of its customers, the Corporation is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit which commit the Corporation to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Corporation's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No material losses are anticipated as a result of these commitments. Commitments to extend credit and standby letters of credit amounted to $1,066,929,000 and $48,671,000, respectively, at December 31, 1997. Commitments to extend credit and standby letters of credit amounted to $851,342,000 and $43,293,000, respectively, at December 31, 1996. Commercial and industrial loan commitments represent approximately 74 percent and 77 percent of the total loan commitments outstanding at December 31, 1997 and 1996, respectively.

     The majority of the Corporation's real estate loans are secured by real estate in San Antonio and Houston. Mortgage loans of approximately $6.5 million and $4.4 million were held for sale by the Corporation and are included in residential permanent mortgages at December 31, 1997 and 1996, respectively. These loans are valued at the lower of cost or market, on an aggregate basis.

     In the normal course of business, Cullen/Frost subsidiary banks make loans to directors and officers of both Cullen/Frost and its subsidiaries. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Loans made to directors and executive officers of Cullen/Frost and its significant subsidiaries, including loans made to their associates, amounted to $51,914,000 and $53,393,000 at December 31, 1997 and 1996,
respectively. During 1997, additions to these loans amounted to $51,921,000, repayments totaled $51,590,000 and other changes totaled $1,810,000. These other changes consist primarily of changes in related-party status. Standby letters of credit extended to directors and executive officers of Cullen/Frost and its significant subsidiaries and their associates amounted to $692,000 and $684,000 at December 31, 1997 and 1996, respectively.

     A summary of the changes in the allowance for possible loan losses follows:

                                              Year Ended December 31
                                          -------------------------------
(in thousands)                              1997       1996       1995
-------------------------------------------------------------------------
Balance at the beginning of the year....  $  37,626  $  32,268  $  26,002
Provision for possible loan losses......      7,900      7,300      6,272
Loan loss reserve of acquired
  institutions..........................      2,105        627        430
Net charge-offs:
     Losses charged to the allowance....     (9,590)   (10,245)    (4,681)
     Recoveries.........................      3,805      7,676      4,245
                                          -------------------------------
          Net charge-offs...............     (5,785)    (2,569)      (436)
                                          -------------------------------
Balance at the end of the year..........  $  41,846  $  37,626  $  32,268
                                          -------------------------------

     A loan within the scope of SFAS No. 114 is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled principal and interest payments. At December 31, 1997, the majority of the impaired loans were real estate loans and collectability was measured based on the fair value of the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest revenue recognized on impaired loans for 1997 and 1996 was $82,000 and $55,000, respectively. The total allowance for possible loan losses includes activity related to allowances calculated in accordance with SFAS No. 114 and activity related to other loan loss allowances determined in accordance with SFAS No. 5.

     The following is a summary of loans considered to be impaired:

                                              December 31
                                          --------------------
(in thousands)                              1997       1996
--------------------------------------------------------------
Impaired loans with no valuation
  reserve...............................  $   1,940  $   4,333
Impaired loans with a valuation
  reserve...............................      3,265
                                          --------------------
Total recorded investment in impaired
  loans.................................  $   5,205  $   4,333
                                          --------------------
Valuation reserve.......................  $   2,199

The average recorded investment in impaired loans was $5,500,000 and $7,290,000 for the years ended December 31, 1997 and 1996, respectively.


NOTE F -- NON-PERFORMING ASSETS

     A summary of non-performing assets follows:



                                              December 31
                                          --------------------
(in thousands)                              1997       1996
--------------------------------------------------------------
Non-accrual and restructured loans......  $  12,702  $  10,129
Foreclosed assets.......................      4,511      2,242
                                          --------------------
                                          $  17,213  $  12,371
                                          --------------------

     Cullen/Frost recognized interest income on non-accrual and restructured loans of approximately $564,000, $292,000 and $165,000 in 1997, 1996 and 1995,
respectively. Had these reduced earning and non-earning loans performed according to their original contract terms, Cullen/Frost would have recognized additional interest income of approximately $1,131,000 in 1997, $1,182,000 in 1996 and $1,403,000 in 1995.

NOTE G -- BANKING PREMISES AND EQUIPMENT

     A summary of banking premises and equipment follows:

                                                                      December 31
                                          ===============================================================
                                                        1997                            1996
                                            ----------------------------   ------------------------------
                                                     Accumulated                     Accumulated
                                                     Depreciation    Net             Depreciation    Net
                                                         and       Carrying              and     Carrying
(in thousands)                                Cost   Amortization   Value    Cost    Amortization   Value
=========================================================================================================
Land....................................... $ 40,343             $ 40,343   $ 38,464             $ 38,464
Buildings..................................   50,858   $19,026     31,832     46,460   $17,291     29,169
Furniture and equipment....................   83,841    64,940     18,901     77,664    60,363     17,301
Leasehold improvements.....................   30,304    15,103     15,201     26,738    12,453     14,285
Construction in progress...................    3,377                3,377      2,406                2,406
                                            -------------------------------------------------------------
  Total banking premises and equipment..... $208,723   $99,069   $109,654   $191,732   $90,107   $101,625
                                            =============================================================

NOTE H -- DEPOSITS

     A summary of deposits outstanding by category follows:



                                              December 31
                                       --------------------------
           (in thousands)                  1997          1996
-----------------------------------------------------------------
Demand deposits......................  $  1,338,823  $  1,331,215
Savings and Interest-on-Checking.....       766,416       726,700
Money market deposit accounts........       996,110       876,382
Time accounts of $100,000 or more....       546,580       478,397
Time accounts under $100,000.........       555,604       548,150
Other................................       280,378       281,750
                                       --------------------------
     Total deposits..................  $  4,483,911  $  4,242,594
                                       --------------------------
     Foreign deposits totaled $632,477,000 and $570,357,000 at December 31, 1997 and 1996, respectively.


NOTE I -- BORROWED FUNDS

     Cullen/Frost has a $7,500,000 revolving credit facility with another financial institution. The line of credit bears interest at prime. There were no borrowings outstanding on this line at December 31, 1997 and 1996.

     The following table represents balances as they relate to securities sold under repurchase agreements:


                                       Year Ended December 31
                                       ----------------------
(in thousands)                            1997        1996
-------------------------------------------------------------
Balance at year end..................  $  107,787  $   88,782
Maximum month-end balance............     107,787     105,992
For the year:
  Average daily balance..............      88,011      74,472


     Cullen/Frost Capital Trust I, a Delaware statutory business trust (the "Issuer Trust") and wholly-owned subsidiary of the Corporation, issued on February 6, 1997, $100 million of its 8.42 percent Capital Securities, Series A (the "Capital Securities"), which represent beneficial interests in the Issuer Trust, in an offering exempt from registration under the Securities Act of 1933 pursuant to Rule 144A. The Capital Securities will mature on February 1, 2027 and are redeemable in whole or in part at the option of the Corporation at any time after February 1, 2007 with the approval of the Federal Reserve and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. The Issuer Trust used the proceeds of the offering of the Capital Securities to purchase Junior Subordinated Debentures of the Corporation which constitute its only assets and which have terms substantially similar to the Capital Securities. Payments of distributions on the Capital Securities and payments on liquidation or redemption of the Capital Securities are guaranteed by the Corporation on a limited basis pursuant to a Guarantee. The Corporation has also entered into an Agreement as to Expenses and Liabilities with the Issuer Trust pursuant to which it has agreed on a subordinated basis to pay any costs, expenses or liabilities of the Issuer Trust other than those arising under the Capital Securities. The obligations of the Corporation under the Junior Subordinated Debentures, the related Indenture, the trust agreement establishing the Issuer Trust, the Guarantee and the Agreement as to Expenses and Liabilities, in the aggregate, constitute a full and unconditional guarantee by the Corporation of the Issuer Trust's obligations under the Capital Securities.

     The Corporation has used the majority of the proceeds of the sale of the Junior Subordinated Debentures for acquisitions, see Note U "Subsequent
Events" on page 53, and the repurchase of the Corporation's common stock. The Capital Securities are included in the Tier 1 capital of the Corporation for regulatory capital purposes and are reported as debt on the balance sheet, net of deferred issuance costs. The Corporation records distributions payable on the Capital Securities as interest expense. The Corporation has the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period of up to ten consecutive semi-annual periods with respect to each deferral period. Under the terms of the Junior Subordinated Debentures, in the event that under certain circumstances there is an event of default under the Junior Subordinated Debentures or the Corporation has elected to defer interest on the Junior Subordinated Debentures, the Corporation may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock.

     On March 13, 1997, the Corporation and the Issuer Trust, filed a Registration Statement on Form S-4 with the Securities and Exchange Commission to register under the Securities Act of 1933 the exchange of up to $100 million aggregate Liquidation Amount of "new" 8.42 percent Capital Securities, Series
A for the then outstanding Capital Securities. On April 25, 1997, the Corporation exchanged all of the outstanding Capital Securities for registered Capital Securities. The "new" Capital Securities have the same terms as the "old" Capital Securities. This exchange enhanced the transferability of the Capital Securities and will have no impact on redemption of the Capital Securities, the Junior subordinated Debentures issued by the Company, the Company's guarantee of the Capital Securities, or other matters described above.

NOTE J -- COMMON STOCK AND EARNINGS PER COMMON SHARE

     In accordance with SFAS 128, the reconciliation of earnings per share for 1997, 1996 and 1995 follows:



                                                          December 31
                                          -------------------------------------------
                                              1997           1996           1995
-------------------------------------------------------------------------------------
Numerators for both basic and diluted
  earnings per share, net income........  $  63,485,000  $  54,978,000  $  46,279,000
                                          -------------------------------------------
Denominators:
Denominators for basic earnings per
  share, average outstanding common
  shares................................     22,368,744     22,443,915     22,308,718
Dilutive effect of stock options........        696,508        461,827        366,930
                                          -------------------------------------------
Denominator for diluted earnings per
  share.................................     23,065,252     22,905,742     22,675,648
                                          -------------------------------------------
Earnings per share:
Basic...................................  $        2.84  $        2.45  $        2.07
Diluted.................................           2.75           2.40           2.04



NOTE K -- DIVIDENDS

     In the ordinary course of business Cullen/Frost is dependent upon dividends from its subsidiary banks to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. The amount of dividends that subsidiary banks may declare is subject to regulations. Without prior regulatory approval, the subsidiary banks had approximately $31,062,000 available for the payment of dividends to Cullen/Frost at December 31, 1997.

NOTE L -- CAPITAL

     The table below reflects various measures of regulatory capital at year end 1997 and 1996 for the Corporation. As a result of the issuance of the $100 million Trust Preferred Capital Securities see (see Note I "Borrowed Funds") all the regulatory capital ratios are up when compared to a year ago.



                                        December 31, 1997      December 31, 1996
                                       --------------------   --------------------
(in thousands)                            AMOUNT      Ratio      Amount      Ratio
----------------------------------------------------------------------------------
Risk-Based
     Tier 1 Capital..................  $    426,480   13.89%  $    307,285   11.58%
     Tier 1 Capital Minimum
     requirement.....................       122,834    4.00        106,114    4.00
     Total Capital...................  $    464,908   15.14%  $    340,485   12.83%
     Total Capital Minimum
     requirement.....................       245,668    8.00        212,228    8.00
     Risk-adjusted assets, net of
       goodwill......................  $  3,070,854           $  2,652,846
Leverage ratio.......................                  8.45%                  6.76%
Average equity as a percentage of
  average assets.....................                  7.99                   7.98


     The FDIC Improvement Act of 1991 ("FDICIA") established five capital tiers for depository institutions and final rules relating to these tiers were adopted by the federal banking agencies. Effective December 16, 1992, federal banking agencies adopted final rules relating to these tiers. At December 31, 1997 and 1996, the Corporation's subsidiary banks were considered "well capitalized" as defined by FDICIA, the highest rating, and the Corporation's capital ratios were in excess of "well capitalized" levels. A financial institution is deemed to be well capitalized if the institution has a total risk-based capital ratio of 10.0 percent or greater, a Tier 1 risk-based capital ratio of 6.0 percent or greater, and a Tier 1 leverage ratio of 5.0 percent or greater and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. The Corporation and its subsidiary banks currently exceed all minimum capital requirements. Management is not aware of any conditions or events that would have changed the Corporation's capital rating since December 31, 1997.

     The Corporation is subject to the regulatory capital requirements administered by the Federal Reserve Bank. Regulators can initiate certain mandatory actions, if the Corporation fails to meet the minimum requirements, that could have a direct material effect on the Corporation's financial statements.

NOTE M -- LEASES AND RENTAL AGREEMENTS

     Rental expense for all leases amounted to $11,048,000, $10,589,000 and $9,842,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     A summary of the total future minimum rental commitments due under non-cancelable equipment leases and long-term agreements on banking premises at December 31, 1997 follows:


                                           Total
(in thousands)                          Commitments
---------------------------------------------------
1998.................................     $11,304
1999.................................      10,392
2000.................................       7,407
2001.................................       5,161
2002.................................       4,367
Subsequent to 2002...................      19,077
                                        -----------
     Total future minimum rental
     commitments.....................     $57,708
                                        -----------

     It is expected that certain leases will be renewed, or equipment replaced with new leased equipment, as these leases expire.

NOTE N -- EMPLOYEE BENEFIT PLANS

RETIREMENT PLANS --

     Cullen/Frost has a non-contributory defined benefit plan which covers substantially all employees who have completed at least one year of service and have attained the age of 21. Defined benefits are provided based on an employee's final average compensation, age at retirement and years of service. Cullen/Frost's funding policy is to contribute quarterly an amount necessary to satisfy the Employee Retirement Income Security Act (ERISA) funding standards. An eligible employee's right to receive benefits under the plan becomes fully vested upon the earlier of the date on which such employee has completed five years of service or the date on which such employee attains 65 years of age. Retirement benefits under the plan are paid to vested employees upon their (i) normal retirement at age 65 or later or (ii) early retirement at or after age 55, but before age 65. In addition, Cullen/Frost has a Restoration of Retirement Income Plan (providing benefits in excess of the limits under Section 415 of the Internal Revenue Code of 1986, as amended) for eligible employees which is designed to comply with the requirements of ERISA and the entire cost of which is provided by Cullen/Frost contributions. Both plans, as amended, provide for the payment of monthly retirement income pursuant to a formula based on an eligible employee's highest three consecutive years of final average compensation during the last ten consecutive years of employment.

     The funded status of the plans and the amounts recognized in Cullen/Frost's consolidated balance sheets at December 31, 1997 and 1996 are presented below:


(in thousands)                                                                             1997      1996
==========================================================================================================
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $32,694 in 1997 and $28,432 in 1996......................................  $34,707   $29,934
                                                                                         =================
Projected benefit obligation for service rendered to date..............................  $51,776   $44,796
Plan assets at fair value (primarily listed stocks and U.S. and corporate bonds).......   42,356    31,676
                                                                                         -----------------
Projected benefit obligation in excess of plan assets..................................    9,420    13,120
Unrecognized net loss from past experience different from
 that assumed and effects of changes in assumptions....................................   (7,876)   (7,608)
Unrecognized prior service cost........................................................   (4,292)   (4,849)
Unrecognized net transitional asset....................................................      590       690
                                                                                         -----------------
       (Prepaid) accrued pension cost included in other liabilities....................  $(2,158)  $ 1,353
                                                                                         =================

     Net pension cost included the following components:

(in thousands)                                                 1997       1996      1995
=========================================================================================
Service cost for benefits earned during the year............ $2,741     $2,035    $1,731
Actual return on plan assets, net of expenses............... (4,551)    (2,755)   (3,837)
Interest cost on projected benefit obligation...............  3,319      2,947     2,607
Net amortization and deferral...............................  2,293      1,715     2,788
                                                             ---------------------------
  Net pension cost.......................................... $3,802     $3,942    $3,289
                                                             ===========================

     The weighted-average discount rate used for calculating the pension obligation at December 31, 1997 was 7.25 percent, and the assumed rate of future compensation increases was 5 percent. These assumptions will be used for calculating the 1998 net periodic pension cost. The weighted-average discount rate used for calculating the pension obligation at December 31, 1996 and for calculating the net periodic pension cost for 1997 was 7.5 percent and the assumed rate of future compensation increases was 5 percent. The expected long-term rate of return on plan assets for 1997, 1996, and 1995 was 9 percent.

     The Corporation has a supplemental executive retirement plan ("SERP") for certain key executives. The plan provides for target retirement benefits, as a percentage of pay, beginning at age 55. The target percentage is 45 percent of pay at age 55, increasing to 60 percent at age 60 and later. Benefits under the SERP are reduced, dollar-for-dollar, by benefits received under the Retirement and Restoration Plans, described above, and any social security benefits.

SAVINGS PLANS --

     The Corporation maintains a 401(k) stock purchase plan (the "401(k)
Plan"). The 401(k) Plan permits each participant to make before- or after-tax contributions up to 16 percent of eligible compensation. Cullen/Frost makes matching contributions to the 401(k) Plan based on the amount of each participant's contributions up to a maximum of six percent of eligible compensation. Eligible employees must complete 90 days of service to be eligible for enrollment and vest in the Corporation's matching contributions over a five-year period. The Corporation's gross expenses related to the 401(k) Plan were $2,346,000, $1,965,000 and $1,521,000 for 1997, 1996 and 1995,
respectively. During 1997, 1996 and 1995, the Corporation utilized forfeitures of $308,000, $449,000 and $1,439,000, respectively, to offset this expense.

     The 1991 Thrift Incentive Stock Purchase Plan ("1991 Stock Purchase Plan") was adopted to offer those employees whose participation in the 401(k) Plan is limited an alternative means of receiving comparable benefits. The Corporation's expenses related to the 1991 Stock Purchase Plan were $743,000, $754,000 and $595,000 for 1997, 1996 and 1995, respectively.

EXECUTIVE STOCK PLANS --

     The Corporation has four executive stock plans and one outside director stock plan; the 1983 Nonqualified Stock Option Plan ("1983 Plan"), the 1988 Nonqualified Stock Option Plan ("1988 Plan"), the Restricted Stock Plan, the 1992 Stock Plan and the 1997 Outside Directors Stock plan ("1997 Plan"). The 1992 Stock Plan is an all-inclusive plan, with an aggregate of 2,805,000 shares of common stock authorized for award. The 1992 Stock Plan has replaced all other previously approved executive stock plans. In general, options awarded have a ten-year life with a five-year vesting period. These plans which were approved by shareholders were established to enable the Corporation to retain and motivate key employees. A committee of non-participating directors has sole authority to select the employees, establish the awards to be issued, and approve the terms and conditions of each award contract. The Corporation has common stock reserved for future issuance upon the grant and exercise of options of 2,752,493 shares.

     The 1992 Stock Plan allows the Corporation to grant restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights, or any combination thereof to certain key executives of the Corporation.

     The 1997 Outside Directors Plan allows the Corporation to grant nonqualified stock options to outside directors. The options may be awarded to outside directors in such number, and upon such terms, and at any time and from time to time as determined by the Compensation and Benefits Committee ("Committee"). Each award is evidenced by an award agreement that specifies the option price, the duration of the option, the number of shares to which the option pertains, and such other provisions as the Committee determines. The option price for each grant is at least equal to the fair market value of a share on the date of grant. Options granted expire at such time as the Committee determines at the date of grant and in no event does the exercise period exceed a maximum of ten years.

The following is a summary of option transactions in each of the last three years.


                           1983 Plan              1988 Plan                   1992 Plan                        1997 Plan
                     ====================  ====================   ===============================  ===============================
                                 Weighted              Weighted     Shares               Weighted     Shares              Weighted
                       Options    Average    Options    Average   Available    Options    Average   Available    Options   Average
                     Outstanding  Price    Outstanding  Price     For Grant  Outstanding  Price     For Grant  Outstanding  Price
==================================================================================================================================
Balance, Dec. 31, 1994 101,978    $ 4.92     269,250     $5.09      939,202    653,062    $17.08
Granted...............                                             (204,000)   204,000     22.88
Exercised............. (43,936)     5.12     (34,652)     4.46                 (23,742)    15.77
Canceled..............  (2,508)     5.46      (1,804)     5.46        5,254     (5,254)    16.05
                       -----------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1995  55,534       4.73    232,794      5.18      740,456    828,066     18.55
Granted...............                                             (403,000)   403,000     30.14
Exercised............. (13,036)      4.14    (53,958)     5.14                 (38,906)    17.73
Canceled..............  (5,868)      5.46       (788)     5.46       21,234    (21,234)    19.05
                       -----------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1996  36,630       4.83    178,048      5.20      358,690  1,170,926     22.56
Authorized............                                            1,000,000                           150,000
Granted...............                                             (176,000)   176,000     48.19      (18,000)   18,000     $45.13
Exercised............. (10,248)      5.46    (35,715)     5.05                 (95,838)    18.30
Canceled..............                                                9,380     (9,380)    22.66
                       -----------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997  26,382      $4.58    142,333     $5.24    1,192,070  1,241,708    $26.52      132,000    18,000     $45.13
                       ===========================================================================================================
At Dec. 31, 1997
Per Share Price Range....  $3.41-$5.46              $3.01-$5.46                     $12.73-$18.13*                         $45.13
                                                                                             $22.88-$30.25**
                                                                                                   $48.19***
Weighted-Average Remaining
  Contractual Life.......    2.2 Years               3.6 Years                         6.2 Years*                       9.6 Years
                                                                                       8.3 Years**
                                                                                       9.8 Years***

*  Includes 493,488 options of which 328,179 are exercisable both with a weighted-average exercise price of $17.23.
** Includes 572,220 options of which 135,084 are exercisable both with a weighted-average exercise price of $27.87.
***Includes 176,000 options of which none are exercisable.


There were 649,978, 533,473 and 405,916 options exercisable for 1997, 1996, and 1995 with a weighted-average exercise price of $16.66, $12.43 and $10.39, respectively.

     In accounting for the impact of issuing stock options, the Corporation has elected not to follow the recognition requirements of SFAS 123, which requires fair value accounting, but will rather continue to follow the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and Related Interpretation. SFAS 123 requires disclosure of pro forma net income and earnings per share information assuming that stock options granted in 1995, 1996 and 1997 have been accounted for in accordance with the fair value requirements of SFAS 123.

     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have characteristics which are different from the Corporation's employee stock options. In addition, option valuation models require the input of highly subjective assumptions which can significantly impact the estimated fair value. As such, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee/outside director stock options.

     The following weighted-average assumptions were used for 1997, 1996 and 1995, respectively: risk-free interest rates of 5.37 percent, 6.50 percent and
6.33 percent; dividend yield of 2.00 percent for 1997 and 2.50 percent for 1996 and 1995; volatility factors of the expected market price of the Corporation's common stock of 19 percent, 21 percent and 24 percent; and weighted-average expected lives of the options of 8 years. The weighted-average grant-date fair value of options granted during 1997, 1996 and 1995 was $13.18, $9.48 and $7.56, respectively. For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

     The Corporation's proforma information as if compensation expense had been recognized in accordance with SFAS 123 is summarized below:


(in thousands except for earnings per
share information)                       1997       1996       1995
----------------------------------------------------------------------
Proforma net income*.................  $  62,783  $  54,692  $  46,231
Proforma earnings per common share
     Basic...........................  $    2.81  $    2.44  $    2.07
     Diluted.........................       2.80       2.44       2.07

*Because SFAS 123 is applicable only to options granted subsequent to December
 31, 1994, its proforma effect is not necessarily indicative of its impact on future years.


     In 1997, restricted stock grants of 58,500 were awarded under the 1992 Stock Plan. Restricted stock grants awarded under the 1992 Stock Plan totaled 3,000 and 52,900 shares for 1996 and 1995, respectively. The weighted-average price for these awards equaled the market price at the date of grant and was $48.19, $26.75 and $22.88 for 1997, 1996 and 1995, respectively. Deferred compensation expense related to the restricted stock was $707,000 in 1997, $472,000 in 1996, and $213,000 in 1995. Restricted shares are generally awarded under a three year cliff vesting. The market value of restricted shares at the date of grant is expensed over the restriction period.

     The Corporation has change-in-control agreements with 19 of its executives. Under seven of these agreements, as revised, each covered person could receive, in the event of a change in control, one-half of his base compensation upon the effectiveness of the change in control, and from one and one-half times up to
2.49 times (depending on the executive) of his average annual W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. Under the remaining 12 agreements, each covered person could receive from two times up to 2.99 times (depending on the executive) of his average W-2 compensation during the previous five years if such person is constructively terminated or discharged for reasons other than cause within two years following the change in control. These agreements, other than certain instances of stock appreciation and SERPS, limit payments to avoid being considered "parachute payments" as defined by the Internal Revenue Code. The maximum contingent liability under these agreements approximated $9,675,000 at December 31, 1997.

     The Corporation has no material liability for post-retirement or post-employment benefits other than pensions.

NOTE O -- INCOME TAXES

     The following is an analysis of the Corporation's income taxes included in the consolidated statements of operations for the years ended December 31, 1997, 1996, and 1995.



(in thousands)                            1997       1996       1995
----------------------------------------------------------------------
Current income tax expense...........  $  41,617  $  34,711  $  26,148
Deferred income tax..................     (6,382)    (3,952)    (1,150)
                                       -------------------------------
Income tax expense as reported.......  $  35,235  $  30,759  $  24,998
                                       -------------------------------

     The following is a reconciliation of the difference between income tax expense as reported and the amount computed by applying the statutory income tax rate to income before income taxes:


                                           Year Ended December 31
                                       -------------------------------
(in thousands)                           1997       1996       1995
----------------------------------------------------------------------
Income before income taxes...........  $  98,720  $  85,737  $  71,277
Statutory rate.......................         35%        35%        35%
                                       -------------------------------
Income tax expense at the statutory
  rate...............................     34,552     30,008     24,947
Effect of tax-exempt interest........       (736)      (677)      (565)
Amortization of goodwill.............      1,027        778        437
Other................................        392        650        179
                                       -------------------------------
Income tax expense as reported.......  $  35,235  $  30,759  $  24,998
                                       -------------------------------
Tax (expense) benefits related to
  security transactions..............  $    (173) $     343  $     489
                                       -------------------------------

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1997, and 1996 are presented below:


(in thousands)                           1997       1996
-----------------------------------------------------------
Deferred tax assets:
     Allowance for possible loan
      losses.........................  $  14,733  $  13,341
     Building modification reserve...      1,592      1,592
     Gain on sale of assets..........      1,101      1,172
     Net occupancy restructuring.....        211        801
     Other...........................      1,615      1,458
                                       --------------------
          Total gross deferred tax
           assets....................     19,252     18,364
Deferred tax liabilities:
     Prepaid expenses................  $    (598) $    (622)
     Unrealized gain on securities
      available for sale.............     (4,667)    (4,093)
     Intangibles.....................     (2,203)    (1,659)
     Other...........................     (1,986)    (1,342)
                                       --------------------
          Total gross deferred tax
           liabilities...............     (9,454)    (7,716)
                                       --------------------
          Net deferred tax asset.....  $   9,798  $  10,648
                                       --------------------

     At December 31, 1997 and 1996, no valuation allowance for deferred tax assets was necessary because they were supported by recoverable taxes paid in prior years.

NOTE P -- NON-INTEREST EXPENSE

     Significant components of other non-interest expense for the years ended December 31, 1997, 1996, and 1995 are presented below:


                                           Year Ended December 31
                                       -------------------------------
(in thousands)                           1997       1996       1995
----------------------------------------------------------------------
Outside computer service.............  $   7,556  $   7,546  $   8,108
Other professional expenses..........      4,786      3,760      2,729
Stationery, printing and supplies....      4,585      4,103      3,394
FDIC insurance/FICO bonds............        510          2      3,624
Other................................     39,975     36,153     38,137
                                       -------------------------------
     Total...........................  $  57,412  $  51,564  $  55,992
                                       -------------------------------

NOTE Q -- CASH FLOW DATA

     For purposes of reporting cash flow, cash and cash equivalents include the following:


                                                     December 31
                                          ----------------------------------
(in thousands)                               1997        1996        1995
----------------------------------------------------------------------------
Cash and due from banks.................  $  604,227  $  872,028  $  533,333
Time deposits...........................                                  64
Federal funds sold......................     190,000      52,850     100,550
                                          ----------------------------------
     Total..............................  $  794,227  $  924,878  $  633,947
                                          ----------------------------------


     Generally, Federal funds are sold for one-day periods and securities purchased under resale agreements are held for less than thirty-five days.

     Supplemental cash flow information is as follows:


                                                Year Ended December 31
                                          ----------------------------------
(in thousands)                               1997        1996        1995
----------------------------------------------------------------------------
Cash paid:
     Interest...........................  $  123,054  $  110,555  $  101,075
     Income Taxes.......................      35,091      32,771      25,399
Non-cash items:
     Loans originated to facilitate the
       sale of foreclosed assets........          90         848       2,059
     Loan foreclosures..................       3,740       2,883       1,883


NOTE R -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     Fair Values of Financial Instruments -- SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. This disclosure does not and is not intended to represent the fair value of the Corporation.

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheet for cash and short-term investments approximate their fair value.

     SECURITIES: Estimated fair values are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

     LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximated its fair value.

     DEPOSITS: SFAS No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any deposit base intangible. The deposit base intangible is not considered in the fair value amounts. The carrying amounts for variable-rate money market accounts approximate their fair value. The fair value of fixed-term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

     SHORT-TERM BORROWINGS: The carrying amount reported in the consolidated balance sheet approximates the estimated fair value.

     LOAN COMMITMENTS, STANDBY AND COMMERCIAL LETTERS OF CREDIT: The Corporation's lending commitments have variable interest rates and "escape" clauses if the customer's credit quality deteriorates. Therefore the amounts committed approximate fair value.

     GUARANTEED PREFERRED BENEFICIAL INTEREST IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES: The fair value of the Trust Preferred Capital Securities is estimated based on the quoted market prices of the instruments.

     INTEREST RATE SWAPS/FLOORS: The estimated fair value of the existing agreements are based on quoted market prices.

     The estimated fair values of the Corporation's financial instruments are as follows:



                                                            December 31
                                        ----------------------------------------------------
                                                  1997                        1996
                                        ----------------------------------------------------
                                                      ESTIMATED                   Estimated
                                         CARRYING        FAIR        Carrying        Fair
(in thousands)                            AMOUNT        VALUE         Amount        Value
--------------------------------------------------------------------------------------------
Financial assets:
     Cash and cash equivalents.......   $  794,227    $  794,227    $  924,878    $  924,878
     Securities......................    1,491,518     1,496,096     1,476,424     1,480,314
     Loans...........................    2,643,522     2,664,064     2,253,468     2,256,628
     Allowance for loan losses.......      (41,846)                    (37,626)
                                        ----------------------------------------------------
          Net loans..................    2,601,676     2,664,064     2,215,842     2,256,628
Financial liabilities:
     Deposits........................    4,483,911     4,483,279     4,242,594     4,240,979
     Short-term borrowings...........      162,112       162,112       203,189       203,189
     Guaranteed preferred beneficial
       in the Corporation's junior
       subordinated deferrable
       interest debentures...........       98,403       107,420
Off-balance sheet instruments:
     Interest rate swaps.............                     (1,836)                     (1,061)
     Interest rate floors............                        692


NOTE S -- DERIVATIVE FINANCIAL INSTRUMENTS

     During 1997, the Corporation continued its strategy of entering into off-balance sheet interest rate swaps to hedge its interest rate risk by essentially converting fixed-rate loans into synthetic variable-rate instruments. These swap transactions allow management to structure the interest rate sensitivity of the asset side of the Corporation's balance sheet to more closely match its view of the interest rate sensitivity of the Corporation's funding sources. The Corporation had 42 interest rate swaps at December 31, 1997 with a notional amount of $267 million compared to 31 interest rate swaps at December 31, 1996 with a notional amount of $251 million. Each swap was a hedge against a specific commercial fixed-rate loan or against a specific pool of consumer fixed-rate loans with lives ranging from two to ten years where the Corporation pays a fixed rate and receives a floating rate. In each case, the amortization of the interest rate swap generally matches the expected amortization of the underlying loan or pool of loans. Each counterparty to a swap transaction has a credit rating that is investment grade. Additionally in 1997, the Corporation entered into three interest rate floor agreements with a notional amount totaling $500 million for three years. The interest rate floors were intended to hedge floating interest rate exposure in commercial loan accounts in an environment of falling interest rates. The net amount payable or receivable under these interest rate swaps/floors contracts is accrued as an adjustment to interest income and is not considered material in 1997 or 1996.

     The Corporation's credit exposure on interest rate swaps/floors is limited to the net favorable value of all swaps/floors to each counterparty. In such cases collateral is required from the counterparties involved if the net value of the swaps/floors exceeds a nominal amount considered to be immaterial. At December 31, 1997, the Corporation's credit exposure relating to interest rate swaps/floors was immaterial.

     Activity in the notional amounts of end-user derivatives for each of the three years ended December 31, 1997, 1996 and 1995, is summarized as follows:


                                        Swaps Amortizing     Interest Rate        Total
(in millions)                           Receive Floating         Floors        Derivatives
-------------------------------------------------------------------------------------------
Balance, December 31, 1994...........         $  34                                $ 34
     Additions.......................           115                                 115
     Amortization and maturities.....             7                                   7
                                        ---------------------------------------------------
Balance, December 31, 1995...........           142                                 142
     Additions.......................           168                                 168
     Amortization and maturities.....            48                                  48
     Terminations....................            11                                  11

                                        ---------------------------------------------------
Balance, December 31, 1996...........           251                                 251
     Additions.......................           125               $500              625
     Amortization and maturities.....            89                                  89
     Terminations....................            20                                  20
                                        ---------------------------------------------------
Balance, December 31, 1997...........         $ 267               $500             $767
                                        ---------------------------------------------------


NOTE T -- CONTINGENCIES

     Certain subsidiaries of Cullen/Frost are defendants in various matters of litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management, the disposition of such pending litigation will not have a material effect on Cullen/Frost's consolidated financial position.

NOTE U -- SUBSEQUENT EVENTS (UNAUDITED)

1998 ACQUISITIONS

HARRISBURG BANCSHARES, INC.,--HOUSTON

     On January 2, 1998, the Corporation paid approximately $55.3 million to acquire Harrisburg Bancshares, Inc., including its subsidiary Harrisburg Bank in Houston, Texas. This transaction will be accounted for as a purchase with total cash consideration being funded through currently available funds, including funds provided by the issuance of the $100 million Trust Preferred Capital Securities, see Note I "Borrowed Funds" on page 41. The purchase price will be allocated to the underlying assets and liabilities based on estimated fair value at the date of acquisition. Such estimates may be subsequently revised. The Corporation acquired loans of approximately $125 million and deposits of approximately $222 million. Total intangibles associated with the acquisition amounted to approximately $34.2 million. This acquisition is not expected to have a material impact on the Corporation's 1998 net income.

OVERTON BANCSHARES, INC.,--FORT WORTH

     On May 29, 1998, the Corporation completed its previously announced merger with Overton Bancshares, Inc., located in Fort Worth, Texas, which owned Overton Bank and Trust N.A. The merger has been accounted for as a pooling-of-interests transaction. The Corporation issued approximately 4.38 million common shares to consummate the transaction. As of December 31, 1997, supplemental financial information of the combined entities reflects total assets of $6.0 billion, total loans of $3.1 billion, total liabilities of $5.6 billion, total deposits of $5.2 billion, total shareholders' equity of $462 million, net interest income of $235.1 million, net income of $73.0 million and diluted earnings per share of $2.67. Diluted earnings per share on a supplemental combined basis for 1996 and 1995 are $2.31 and $1.98, respectively. A change in accounting methods because of this transaction is not anticipated. These supplemental financial amounts will become the historical financial amounts of the Corporation upon issuance of financial statements for the period that includes the date of the merger.

Note V - Condensed Parent Corporation Financial Statements
     Condensed financial information of the parent Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31,1997 follows:

                                                                      Year Ended December 31
                                                                   ================================
Statement of Operations (in thousands)                                1997        1996        1995
===================================================================================================
Income:
 Dividends from second tier bank holding company subsidiary........ $21,996     $65,173     $56,631
 Interest and other................................................   5,075         713       1,101
                                                                    -------------------------------
    Total Income...................................................  27,071      65,886      57,732
Expenses:
 Salaries and employee benefits....................................   2,896       4,096       1,051
 Interest expense..................................................   7,887
 Other.............................................................   1,096       1,005       1,375
                                                                    -------------------------------
    Total Expenses.................................................  11,879       5,101       2,426
                                                                    -------------------------------
     Income Before Income Tax Credits and Equity in
      Undistributed Net Income of Subsidiaries.....................  15,192      60,785      55,306
Income tax credits.................................................   2,038       1,216         375
Equity in undistributed net income of subsidiaries.................  46,255      (7,023)     (9,402)
                                                                    -------------------------------
    Net Income..................................................... $63,485     $54,978     $46,279
                                                                    ===============================


                                                                              December 31
                                                                        ========================
Balance Sheets (in thousands)                                             1997            1996
================================================================================================
Assets
Cash and time deposits................................................  $    241        $    454
Securities purchased under resale agreements..........................    43,990          47,020
Loans to non-bank subsidiaries........................................        52             212
Investments in second tier bank holding company subsidiary............   474,683         337,504
Other.................................................................     2,267           1,947
                                                                        ------------------------
   Total Assets.......................................................  $521,233        $387,137
                                                                        ========================
Liabilities
Other.................................................................  $ 11,332        $  8,194
Guaranteed preferred beneficial interest in the Corporation's
  junior subordinated deferrable interest debentures..................   101,496
                                                                        ------------------------
   Total Liabilities..................................................   112,828           8,194
Shareholders' Equity..................................................   408,405         378,943
                                                                        ------------------------
   Total Liabilities and Shareholders' Equity.........................  $521,233        $387,137
                                                                        ========================

                                                                        Year Ended December 31
                                                                   ================================
Statements of Cash Flows (in thousands)                               1997        1996       1995
===================================================================================================
Operating Activities
Net income.......................................................  $ 63,485   $ 54,978    $ 46,279
Adjustments to reconcile net income to net cash
 provided by operating activities:...............................
   Net income of subsidiaries....................................   (68,251)   (58,150)    (47,229)
   Dividends from subsidiaries...................................    21,996     65,173      56,631
   Net change in other liabilities and assets....................     3,420        971       1,578
                                                                   -------------------------------
      Net cash provided by operating activities..................    20,650     62,972      57,259

Investing Activities
Capital contributions to subsidiaries............................   (88,211)   (53,386)     (9,470)
Net decrease in loans............................................       160        986         242
                                                                   -------------------------------
      Net cash used by investing activities......................   (88,051)   (52,400)     (9,228)

Financing Activities
Proceeds from issuance of guaranteed preferred
 beneficial interest in the Corporation's
 subordinated debentures.........................................   101,446
Purchase of treasury stock.......................................   (17,814)
Proceeds from employee stock purchase plans and options..........     1,989        325         691
Cash dividends...................................................   (21,463)   (18,073)    (12,723)
                                                                   -------------------------------
      Net cash provided (used) by financing activities...........    64,158    (17,748)    (12,032)
                                                                   -------------------------------
      Increase (decrease) in cash and cash equivalents...........    (3,243)    (7,176)     35,999
Cash and cash equivalents at beginning of year...................    47,474     54,650      18,651
                                                                   -------------------------------
      Cash and cash equivalents at end of year...................  $ 44,231   $ 47,474    $ 54,650
                                                                   ===============================

Report Of Ernst & Young LLP
Independent Auditors

SHAREHOLDERS AND BOARD OF DIRECTORS
CULLEN/FROST BANKERS, INC.

     We have audited the accompanying consolidated balance sheets of Cullen/Frost Bankers, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cullen/Frost Bankers, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

San Antonio, Texas
February 15, 1998